Exhibit 99.2

FOR  IMMEDIATE RELEASE

Freshmedx announces name change to ProLung,TM

underscoring its focus on the deadliest of cancers

September 10, 2012,  Salt Lake City, Utah—Freshmedx today announced its intention to do business as ProLung, as it continues to commercialize the ProLung Test, a new tool in the early detection of lung cancer.

According to company president Steven C. Eror, “The ProLung name expresses the hope this new test brings to the battle against the deadliest of all cancers.  Studies have shown this new technology to be a major step forward in helping to solve the problems of late detection and difficult diagnosis, the main causes of lung cancer’s high mortality rate.  ProLung reflects our commitment to promote lung health and improve outcomes for lung cancer patients.”

Today, lung cancer is the leading cause of cancer-related deaths, with a five-year survival rate of only 16%, according to the American Society of Clinical Oncology.  For many patients, the  diagnosis process is a time consuming one that can take up to two years, involve multiple exposures to radiation, and the possibility of a risky surgical biopsy.  By the time a malignancy has been detected, it is usually too late for treatment to be successful.

The ProLung Test will improve this process, by immediately and accurately identifying the likelihood of malignancy as soon as a mass in the lungs is detected by a CT scan.  In a study published in the April 2012 issue of the Journal of Thoracic Oncology, conducted at Johns Hopkins University, the ProLung Test distinguished malignant from benign lung masses with 90% accuracy.

The ProLung Test uses an established medical technology called “bio-conductance”—similar to an EKG—in an innovative way to immediately and safely measure the likelihood of a malignancy in the lungs.  Its affordability, portability, and ease of use make it an appropriate tool for widespread distribution.

Prior to recent national screening recommendations, there were 2.5 million patients per year in the U.S. found to have a mass in their lungs, many of whom could benefit from the ProLung Test.  Rapid implementation of the National Comprehensive Cancer Network’ recommendations for annual CT screenings of everyone at-risk for lung cancer will cause this number to increase ten-fold over the next decade.  There are already 400 U.S. hospitals implementing these routing screenings.

ProLung is a medical technology company committed to promoting lung health and improving outcomes for lung cancer patients.  Its management has a collective 40 years of relevant healthcare and biotechnology experience and its advisory board features world opinion leaders in lung cancer.  The testing and devices described herein are investigational and the neither the test nor related statements have been approved by the US FDA.  For more information contact: info@prolungdx.com or go to www.prolungdx.com.

ProLung

757 E. South Temple Street, Suite 150

Salt Lake City, Utah 84102 U.S.A.

Telephone: (801) 204-9627

www.prolungdx.com